Exhibit 99.1

ABIOMED ANNOUNCES APOINTMENT OF DR. MYRON L. ROLLE

TO BOARD OF DIRECTORS

DANVERS, Mass. — February 17, 2021 – Abiomed, Inc. (NASDAQ: ABMD) announces the appointment of Myron Rolle, MD, to the Abiomed Board of Directors, effective immediately. Dr. Rolle will serve as a member of the Governance and Nomination Committee and Regulatory and Compliance Committee of the board. With the appointment of Dr. Rolle, the board now comprises of eight active directors.

Dr. Myron Rolle joins the Abiomed Board of Directors

Dr. Rolle is a neurosurgeon, Rhodes scholar, and former professional football player in the National Football League. He developed and published the Rolle Scoring System, a public health rating scale used to determine a developing country’s governance around helmet safety to prevent traumatic brain injury. He has been recognized by the Congress of Neurological Surgeons for demonstrating the best operative technique in the reconstruction of upper extremity motor function using intercostal nerve transfers after a traumatic brachial plexus injury. Dr. Rolle is the chairman of the Myron L. Rolle Foundation, which provides health, wellness and education services to underserved populations in the United States and the Bahamas. He is the founder of the CARICOM Neurosurgical Initiative, a capacity-building and health system-strengthening project for improved neurosurgical care in the Caribbean.

“As someone practicing medicine today, Dr. Rolle understands the role of medical technology in improving outcomes for patients,” said Michael R. Minogue, Chairman, President and Chief Executive Officer of Abiomed. “Dr. Rolle’s experience as a Rhodes scholar, professional athlete and physician will bring unique perspective to our board. His non-profit leadership in addressing health inequities will help advance Abiomed’s initiative to partner with hospitals in inner cities to reduce health disparities.”

“Dr. Rolle’s appointment reflects Abiomed’s commitment to ensuring we have a broad mix of skills and viewpoints on the board. We look forward to benefiting from Dr. Rolle’s experience as we continue to grow the company,” said Dorothy E. Puhy, lead independent director of the Abiomed Board of Directors and former executive vice president, chief operating officer and assistant treasurer at Dana Farber Cancer Institute.

“I am excited to join the Abiomed Board of Directors and contribute to the company’s long-term growth and success. Abiomed is a company I truly believe in. Its patients first mission aligns with my professional and personal desire to make a positive impact on the lives of others,” said Dr. Rolle. “I look forward to working with Abiomed management and my fellow directors to be a valuable contributor to the board, to further improve outcomes for patients, and to help provide access to Abiomed’s life-saving technology to more people.”

ABOUT ABIOMED

Based in Danvers, Massachusetts, USA, Abiomed, Inc. is a leading provider of medical devices that provide circulatory support and oxygenation. Our products are designed to enable the heart to rest by improving blood flow and/or provide sufficient oxygenation to those in respiratory failure. For additional information, please visit: www.abiomed.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements are subject to risks and uncertainties such as those described in Abiomed's periodic reports on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results.

For further information please contact:

Investor Contact:	Media Contact:
Todd Trapp	Sarah Karr
Vice President and Chief Financial Officer	Communications Manager
978-646-1680	978-882-8211
ttrapp@abiomed.com	skarr@abiomed.com